Exhibit 15
December 22, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Re: Johnson Controls, Inc. Registration Statements Nos. 33-50110, 33-57685, 33-64703, 333-13525, 333-59594 and 333-111192 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 33-49862, 333-10707, 333-36311, 333-66073, 333-41564 and 333-117898 on Form S-8.
Commissioners:
We are aware that our report dated May 6, 2005, except for Note 11, as to which the date is August 9, 2005, and Notes 15 and 16, as to which the date is December 22, 2005, on our review of interim financial information of Johnson Controls, Inc. (the “Company”) for the three and six month periods ended March 31, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q/A (Amendment No. 2) for the quarter ended March 31, 2005 is incorporated by reference in the afore referenced Registration Statements.
Yours very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP